                                                                   EXHIBIT 10.9

                               LANTE CORPORATION
                          RESTRICTED STOCK AGREEMENT

     This Agreement is made and entered into as of the 30th day of June, 1999 (the "Effective Date") by and between Lante Corporation, an Illinois corporation (the "Company"), and C. Rudy Puryear (the "Executive").

                             W I T N E S S E T H:

     WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated June 16, 1999 (the "Employment Agreement"), pursuant to which Executive was permitted to purchase 1,200,000 restricted shares of the Company's common stock ("Company Stock") at a price equal to the fair market value of the stock as of the date of the Employment Agreement, subject to certain vesting requirements as set forth in the Employment Agreement;

     WHEREAS, Executive has so elected to purchase all 1,200,000 shares ("Restricted Shares") of the Company Stock prior to vesting and to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, as of the date of this Restricted Stock Agreement;

     NOW THEREFORE, in consideration of the benefits that the Company expects to be derived in connection with the services to be hereafter rendered by Executive, the Company and the Executive hereby agree as follows:


                                   ARTICLE I
                               Restricted Shares
                               -----------------

     1.1. Vesting of Restricted Shares. The Restricted Shares shall vest over a period of four (4) years, at the rate of 1/48th per month for each full month of Executive's employment under the Employment Agreement, beginning on the Effective Date. That is, the number of Restricted Shares which are vested at any time, subject to Section 1.2 below, shall be equal to (X) 25,000 multiplied by (Y) the number of full months of employment by the Company of the Executive which have elapsed from the Effective Date.

     1.2.  Acceleration of Vesting.

          (a) In the event of a Change of Control (as defined in the Employment Agreement), the vesting schedule set forth in Section 1.1 shall be accelerated such that all unvested Restricted Shares shall immediately vest upon such Change of Control.

          (b) If the Company terminates the employment of Executive other than for Cause or Disability (each, as defined in the Employment Agreement) or Executive terminates such employment for Good Reason (as defined in the Employment Agreement), then the number of Restricted Shares which would have become vested over the 18 months following the date such employment is terminated had Executive remained employed by the Company, shall immediately become vested. Nothing herein shall limit the Company's rights to terminate the services of Executive at any time with or without Cause in accordance with the Employment Agreement.

     1.3. Termination of Employment. Upon the termination of Executive's employment by the Company for any reason, all unvested Restricted Shares (the determination of which shall take into account the acceleration of vesting described in Section 1.2 above) shall be subject to repurchase by the Company at the purchase price paid by Executive for such Restricted Shares (the "Repurchase Price"). The Repurchase Price shall be paid by the Company by way of a discharge of that certain Secured Promissory Note of even date herewith in the principal amount of $3,228,000, executed by Executive as Maker and delivered to the Company, which discharge shall be in an amount equal to the Repurchase Price.

     1.4. Shareholder Status With Respect to Unvested Shares. While Executive remains employed by the Company, Executive shall have the following rights with respect to any unvested Restricted Shares: (a) the right to vote, (b) the right to receive and retain all regular cash dividends paid or distributed in respect of the unvested Restricted Shares if the record date for such dividends is on or after the date of this Restricted Stock Agreement, and (c) except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Company Stock.

     1.5. Prohibition Against Transfer/Subject to Other Agreements. Until they vest, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.5 shall be void and of no further effect. In addition, the Restricted Shares will remain subject to that certain Pledge Agreement of even date herewith by and between the Executive and the Company with respect to the Pledged Shares.

                                  ARTICLE II
                                 Miscellaneous
                                 -------------

     2.1. Notices. Any notice to be required or permitted to be given under this Restricted Stock Agreement shall be given in accordance with the terms of
Section 12.4 of the Employment Agreement.

     2.2. Governing Law. This Restricted Stock Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of law.

     2.3. Consistency with the Employment Agreement; Amendment. This Restricted Stock Agreement is intended to be consistent with the terms of the Employment Agreement. Any amendment to this Restricted Stock Agreement must be in a writing signed by the Company and the Executive.

     IN WITNESS WHEREOF, the parties have caused this Restricted Stock Agreement to be effective as of the date first written above.

                              LANTE CORPORATION

                                 /s/ Scott Smaller
                              By:_______________________________________
                                 Scott Smaller, Vice President - Finance


                              /s/ C. Rudy Puryear
                              __________________________________________
                              C. Rudy Puryear